CORRECTED CERTIFICATE OF DESIGNATION
of the
PREFERENCES, RIGHTS, LIMITATIONS, QUALIFICATIONS AND RESTRICTIONS
of the
SERIES A CONVERTIBLE PREFERRED STOCK
of
CHINA ENERGY RECOVERY, INC.

China Energy Recovery, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY: That a Certificate of Designation was filed by the Secretary of State of Delaware on April 15, 2008 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

The inaccuracy or defect of said Certificate to be corrected is as follows: Paragraph 3 incorrectly stated the ratio and price at which the Series A Preferred Stock may be converted into shares of common stock. This Certificate sets forth the Corrected Certificate of Designation:

CERTIFICATE OF DESIGNATION
of the
PREFERENCES, RIGHTS, LIMITATIONS, QUALIFICATIONS AND RESTRICTIONS
of the
SERIES A CONVERTIBLE PREFERRED STOCK
of
CHINA ENERGY RECOVERY, INC.

CHINA ENERGY RECOVERY, INC. (the “Corporation”), a corporation organized and existing under the Delaware General Corporation Law (the "DGCL"), hereby certifies that, pursuant to the authority conferred upon the Board of Directors of the Corporation (the “Board”) by its Amended and Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware and effective February 5, 2008 (the "Certificate of Incorporation"), and pursuant to the provisions of the DGCL, the Board adopted the following resolution providing for the authorization of 10,000,000 shares of the Corporation's Series A Convertible Preferred Stock, $0.001 par value per share (the "Series A Preferred Stock"):

RESOLVED, that pursuant to the authority vested in the Board by the Corporation’s Certificate of Incorporation, the Board hereby establishes the Series A Preferred Stock of the Corporation, authorizes 10,000,000 shares of Series A Preferred Stock and determines the designation, preferences, rights, qualifications, limitations and privileges of Series A Preferred Stock of the Corporation as follows:

1. Voting Rights. Except as otherwise provided herein or as required by law, the Series A Preferred Stock shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation and shall vote together with the Corporation's common stock, $0.001 par value per share (the "Common Stock"), as a single class at any annual or special meeting of stockholders of the Corporation and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: each holder of shares of Series A Preferred Stock (each, a "Holder" and collectively, the "Holders") shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such Holder’s aggregate number of shares of Series A Preferred Stock are convertible pursuant to Section 3 below immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

2. Liquidation Rights.

(a) Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of debts and other liabilities of the Corporation, before any distribution or payment shall be made to the holders of any other equity securities of the Corporation by reason of their ownership thereof, the Holders of Series A Preferred Stock shall first be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount with respect to each share of Series A Preferred Stock equal to $1.08, as appropriately adjusted in accordance with Section 3(d) below for issuances of Additional Stock (as defined in Section 3(d)(vi) below) or for any future stock splits, stock combinations, reclassifications, reorganizations, stock dividends or similar transactions affecting the Series A Preferred Stock (the “Original Series A Issue Price”), plus any declared and accrued but unpaid dividends thereon (collectively, the “Series A Liquidation Value”).

(b) After payment has been made to the Holders of the Series A Preferred Stock of the full amount of the Series A Liquidation Value, any remaining assets of the Corporation shall be distributed ratably to the holders of the Corporation's Common Stock based on the number of shares of Common Stock held by each such holder.

(c) The following events shall be considered a liquidation for purposes of Section 2(a) above:

(i) any merger, consolidation, business combination, reorganization or recapitalization of the Corporation (other than any merger effected solely for the purpose of changing the domicile of the Corporation) in which the Corporation is not the surviving entity or in which the stockholders of the Corporation immediately prior to such transaction own capital stock representing less than 50% of the Corporation’s voting power immediately after such transaction or any transaction or series of related transactions in which capital stock representing in excess of 50% of the Corporation’s voting power is transferred (each, an “Acquisition”); or

(ii) a sale, conveyance, transfer or other disposition of all or substantially all of the assets of the Corporation (each, an “Asset Transfer”).

(d) If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be insufficient to make payment in full to all Holders of Series A Preferred Stock, then such assets shall be distributed among the Holders of Series A Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(e) Whenever any distribution provided for in this Section 2 shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value thereof as determined in good faith by the Board.

3. Conversion Rights. The Holders of Series A Preferred Stock shall have the following rights with respect to the conversion of Series A Preferred Stock into shares of Common Stock pursuant to this Section 3:

(a) Conversion. Subject to and in compliance with the provisions of this Section 3, any shares of Series A Preferred Stock may, at the option of the Holder thereof, be converted at any time into fully paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a Holder of Series A Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the number of shares of Series A Preferred Stock being converted by the then-effective Series A Conversion Rate (determined in accordance with Section 3(b) below).

(b) Series A Conversion Rate. The conversion rate in effect at any time for conversion of the Series A Preferred Stock (the "Series A Conversion Rate") shall be the quotient obtained by dividing the Series A Liquidation Value by the then-effective Series A Conversion Price (determined in accordance with Section 3(c) below).

(c) Series A Conversion Price. The conversion price for Series A Preferred Stock (the “Series A Conversion Price”) initially shall be the Original Series A Issue Price. The Series A Conversion Price is subject to adjustment as provided in Section 3(d) and all references herein to the Series A Conversion Price shall mean the Series A Conversion Price as so adjusted.

(d) Adjustment to the Series A Conversion Price.

(i) If, at any time or from time to time after the filing of this Certificate of Designation with the Secretary of State of the State of Delaware (the "Original Series A Filing Date"), the Corporation shall issue any Additional Stock without consideration or for consideration per share less than the Series A Conversion Price in effect immediately prior to the issuance of such Additional Stock, then such Series A Conversion Price in effect immediately prior to such issuance shall (except as otherwise provided in this Section 3(d)) be adjusted to a price determined by multiplying such Series A Conversion Price by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Series A Conversion Price, and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of such Additional Stock.

(ii) No adjustment of the Series A Conversion Price for any Series A Preferred Stock shall be made in an amount less than one cent per share; provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in Sections 3(d)(v)(C), 3(d)(v)(D) and 3(d)(viii) no adjustment of such Series A Conversion Price pursuant to this Section 3(d) shall have the effect of increasing the Series A Conversion Price above the Series A Conversion Price in effect immediately prior to such adjustment.

(iii) In the case of the issuance of Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(iv) In the case of the issuance of the Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of the Corporation irrespective of any accounting treatment.

(v) In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this Section 3(d):

(A) The aggregate number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including but not limited to the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued and outstanding at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Sections 3(d)(iii) and 3(d)(iv)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

(B) The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including but not limited to the passage of time, but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued and outstanding at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received or account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections 3(d)(iii) and 3(d)(iv)).

(C) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including but not limited to a change resulting from the antidilution provisions thereof, the Series A Conversion Price, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(D) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Series A Conversion Price, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(E) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Sections 3(d)(v)(A) and 3(d)(v)(B) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 3(d)(v)(C) or 3(d)(v)(D).

(vi) "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 3(d)(v)) by the Corporation after the Original Series A Filing Date, other than:

(A) shares of Common Stock issued or so deemed to have been issued upon conversion of shares of Series A Preferred Stock;

(B) shares of Common Stock issued or so deemed to have been issued to officers, directors, consultants or employees of the Corporation if approved by the Corporation's Board;

(C) shares of Common Stock (or options, warrants or other rights to purchase such Common Stock) issued or so deemed to have been issued in connection with acquisitions, merger transactions, consolidations or similar business combinations;

(D) shares of Common Stock issued or so deemed to have been issued in connection with leases, bank financings, credit agreements or similar instruments with equipment lessors, commercial lenders, banks, or similar financial institutions if approved by the Board;

(E) shares of Common Stock issued or so deemed to have been issued in connection with a strategic alliance or corporate partnering transaction entered into by the Corporation;

(F) shares of Common Stock issued or so deemed to have been issued pursuant to options and warrants outstanding on the Original Series A Filing Date; and

(G) shares of Common Stock issued or so deemed to have been issued pursuant to a transaction described in Section 3(d)(vii), for which adjustments are made pursuant to such Section.

(vii) In the event the Corporation at any time or from time to time after the Original Series A Filing Date fixes a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock ("Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Series A Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in Section 3(d)(v).

(viii) If the number of shares of Common Stock outstanding at any time after the Original Series A Filing Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Series A Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

(e) Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or securities, options or rights not referred to in Section 3(d), then, in each such case for the purpose of this Section 3(e), the Holders of the Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock into which their shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

(f) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination, merger or sale of assets transaction provided for elsewhere in this Section 3) provision shall be made so that the Holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the Holders of the Series A Preferred Stock after the recapitalization to the end that the provisions of this Section 3 (including adjustment of the Series A Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(g) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, if any, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

(h) No Impairment. The Corporation shall not, by the amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but at all times shall in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Holders of the Series A Preferred Stock against impairment.

(i) Mechanics of Conversion.  Before any Holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, such Holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice to the Corporation at its principal corporate office of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such Holder of Series A Preferred Stock, or to the nominee or nominees of such Holder, a certificate or certificates for the number of shares of Common Stock to which such Holder shall be entitled as aforesaid, together with any cash dividends declared but unpaid on such shares of Series A Preferred Stock. In case the number of shares of Series A Preferred Stock represented by the certificate or certificates surrendered pursuant to Section 3(a) above exceeds the number of shares converted, the Corporation shall, upon conversion, execute and deliver to the Holder (at the expense of the Corporation) a new certificate or certificates for the number of shares of Series A Preferred Stock surrendered but not converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of such Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any Holder tendering such Series A Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive Common Stock upon conversion of such Series A Preferred Stock shall not be deemed to have converted such Series A Preferred Stock until immediately prior to the closing of such sale of securities.

(j) Certificate of Adjustment. In each case of an adjustment or readjustment of the Series A Conversion Price or the number of shares of Common Stock or other securities issuable upon conversion of the Series A Preferred Stock, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions of this Section 3, prepare a certificate showing such adjustment or readjustment and furnish such certificate to each registered Holder of Series A Preferred Stock. Such certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (A) the consideration received or deemed to be received by the Corporation for any additional shares of Common Stock issued or sold or deemed to have been issued or sold, (B) the Series A Conversion Price in effect before and after such adjustment, (C) the number of additional shares of Common Stock issued or sold or deemed to have been issued or sold and (D) the type and amount, if any, of other property which at the time would be received upon conversion of the Series A Preferred Stock.

(k) Notices of Record Date. Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or (ii) any Acquisition, Asset Transfer or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, in each case the Corporation shall furnish to each Holder of Series A Preferred Stock at least 20 days prior to the record date specified therein a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such Acquisition, Asset Transfer, dissolution, liquidation or winding up is expected to become effective and (3) the date, if any, that is to be fixed for determining the holders of record of Common Stock (or other securities) that shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, Asset Transfer, dissolution, liquidation or winding up.

(l) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation.

(m) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock by a Holder thereof shall be aggregated for purposes of determination whether the conversion would result in the issuance of any fractional share. If, after such aggregation, the conversion would result in the issuance of any fractional share, in lieu of issuing any fractional share, the Corporation shall round the number of shares of Common Stock to be issued to the nearest whole number.

4. Transferability. The Series A Preferred Stock and any shares of Common Stock issued upon conversion thereof, may only be sold, transferred, assigned, pledged or otherwise disposed of ("Transfer") in accordance with state and federal securities laws. The Corporation shall keep at its principal office a register of the Series A Preferred Stock. Upon the surrender of any certificate representing Series A Preferred Stock at such place, the Corporation, at the request of the record Holder of such certificate, shall execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares as is requested by the Holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate.

5. Amendment and Waiver. This Certificate of Designation shall not be amended, either directly or indirectly or through merger or consolidation with another entity, in any manner that would alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them materially and adversely without the affirmative vote of Holders of more than 50% of the outstanding Series A Preferred Stock ("Required Holders"). Any amendment, modification or waiver of any of the terms or provisions of the Series A Preferred Stock by the Required Holders, whether prospectively or retroactively effective, shall be binding upon all Holders of Series A Preferred Stock.

6. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered Holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series A Preferred Stock, and in the case of any such loss, theft or destruction upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the Holder is a financial institution or other institutional investor its own agreement shall be satisfactory) or in the case of any such mutilation upon surrender of such certificate, the Corporation, at its expense, shall execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

7. Notices. Any notice required by the provisions of this Certificate of Designation shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient; if not, then on the next business day; (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices to the Corporation shall be addressed to the Corporation’s President at the Corporation’s principal place of business on file with the Secretary of State of the State of Delaware. All notices to stockholders shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

* * * * *

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be executed by Michael Kurdziel, as Secretary of the Corporation, as of this 5th day of May, 2008.

By:	/s/ Michael Kurdziel
Name:	Michael Kurdziel
Title:	Secretary